EXHIBIT 10.2

Allied Motion Technologies Inc.
Non-Employee Director
Stock in Lieu of Cash Retainer Plan
Adopted November 3, 2010
Amended and Restated May 13, 2014

Election Procedure.  Each non-employee director may elect to forego receipt of all or a portion of any Board, Committee or special retainer otherwise payable in cash under the Company’s non-employee director compensation program in exchange for Common Stock issued under this Plan.  The number of shares of Common Stock received by any non-employee director with respect to a payment date shall equal the amount of foregone cash retainer divided by the Fair Market Value (as defined below) of a share of Common Stock on the relevant payment date, rounded down to the nearest whole share, with the dollar amount of any fractional share paid in cash on the payment date.  If the cash retainer would be paid during a blackout period as defined in the Company’s Insider Trading Policy, then the payment date as used herein for the purchase of shares will be the first day of the next Trading Window as defined in the Insider Trading Policy.  For the purpose of this Plan, the Fair Market Value of a share of common stock on a given date shall be the consolidated closing bid price on that date as reported by the NASDAQ Stock Market.  If there are no common stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were common stock transactions.

Election.  A non-employee director may elect Common Stock in place of cash by submitting a written or electronic election to the Company’s Secretary, in such form as the Company determines, by the date established by the Company prior to such payment date.

Number of Authorized Shares.  There are 100,000 shares of the Company’s Common Stock reserved for issuance pursuant to this Plan.

Adjustments in Authorized Shares.  If a dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects the Company’s Common Stock, then the Company shall, in such manner as it may determine equitable, substitute or adjust any or all of the remaining limits on the number and kind of shares available under the Plan.

Share Shortfalls.  If any election under this Plan would cause the number of shares of Common Stock required to be issued under this Plan to exceed the authorized shares, then any then current elections of non-employee directors shall be reduced or disregarded to the extent necessary, as determined by the Compensation Committee in an equitable manner, to avoid exceeding the authorized shares.  No further elections shall be made or shall be valid until such time, if any, as additional shares of Common Stock become available for purchase under this Plan.

Inside Information.  All purchases of Company stock are subject to compliance with Section 16 of the Securities Exchange Act of 1934, as amended, and the Company’s Insider Trading policy including the defined Trading Window.